EXHIBIT 23.12

AGREEMENT DATED AUGUST 4, 2003 BETWEEN THE COMPANY AND
EASTFIELD RESOURCES LTD. REGARDING THE OK COPPER PROPERTY.

LUMINA COPPER CORP.

April 24, 2003

Messrs. J.W. Morton or Glen Garratt
Eastfield Resources Ltd.
Suite 110 – 325 Howe Street
Vancouver, BC
V6C 1Z7

Dear Bill or Glen:

Re: OK Property Purchase Agreement

This letter agreement (“Letter Agreement”) outlines the terms and conditions of an option (“Option”) between Eastfield Resources Ltd. (“Eastfield”) and Lumina Copper Corp. (“Lumina”) for the exploration, development and mining of mineral resources within certain mining concessions located near Powell River, British Columbia known as the OK Copper Property (the “Property”) and more specifically described in Exhibit “A” hereto. This Letter Agreement, when signed by each of Eastfield and Lumina, shall constitute a legally binding agreement between the parties.

TERMS OF OPTION

1.
Lumina Option to Earn an 80% Interest. To earn an 80% interest in the Property Lumina shall, subject to the terms hereof, make a total of $330,000 in cash payments to Eastfield and incur a total of $600,000 in exploration expenditures on the Property as follows:

	(a)	$10,000 in cash on signing this Letter Agreement;

	(b)	incur not less than $35,000 in exploration expenditures on the Property on or before September 10, 2003;

	(c)	$20,000 in cash on the first anniversary date of this Letter Agreement;

1550 - 625 HOWE STREET , VANCOUVER , B.C.
CANADA V6C 2T6 TEL. 604.687-0407 FAX .
604.687.7041

	(d)	incur not less than $70,000 in cumulative exploration expenditures before the first anniversary date of this Letter Agreement;

	(e)	$20,000 cash on the second anniversary date of this Letter Agreement;

	(f)	incur not less than $95,000 in cumulative exploration expenditures before the second anniversary date of this Letter Agreement;

	(g)	$40,000 in cash on the third anniversary date of this Letter Agreement;

	(h)	incur not less than $195,000 in cumulative exploration expenditures before the third anniversary dates of this Letter Agreement;

	(i)	$60,000 in cash on the fourth anniversary date of this Letter Agreement;

	(j)	$90,000 in cash on the fifth anniversary date of this Letter Agreement;

	(k)	$90,000 in cash on the sixth anniversary date of this Letter Agreement;

	(l)	incur not less than $600,000 in cumulative exploration expenditures before the sixth anniversary date of this Letter Agreement;

and on that date (the “Effective Date”) which is on or after the sixth anniversary date of this Letter Agreement, subject to sections 3 and 18 hereof so long as the payments referred to above and the expenditures referred to above have been made, Lumina shall be deemed to have earned and be entitled to an 80% interest in the Property subject only to the liens, claims, encumbrances interests, titles, burdens and security interests set out in Exhibit “B” hereto.

2.
Stock in Lieu of Cash. Eastfield may in its sole election take any cash payment referred to above in shares (bearing a four month hold legend) of Lumina such shares to be issued at a price equal to the price of Lumina shares on The Toronto Stock Exchange on the date the cash payment which Eastfield has elected to take in shares become due.

3.
Cash in Lieu of Exploration. In lieu of any exploration expenditure commitment herein (other than that set out in section 1(b)) Lumina may pay an amount equal to one-half of the amount of the exploration expenditure commitment to Eastfield provided it makes such payment within 30 days after the exploration expenditure commitment deadline.

4.
Right to Purchase Remaining 20%. Provided Lumina shall have earned and vested the 80% interest herein optioned, Lumina may, on or before the seventh anniversary date of this Letter Agreement, purchase the remaining 20% interest of Eastfield in the Property for $1,000,000.

5.	Underlying Payments and Mickle Royalty. Eastfield agrees to make all payments and meet all obligations to all third parties in connection with the ownership or holding of the Property other than the 2.5% NSR Royalty granted in favour of Robert E. Mickle (the “Mickle Royalty”) for which Lumina shall be responsible for 80% unless Lumina buys Eastfield’s remaining 20% interest in which event it shall be responsible for 100% of the payments in respect thereof or 100% of the cost to acquire the Mickle Royalty.

Subject to compliance with this Letter Agreement by Lumina, Eastfield hereby assigns its rights to purchase the Mickle Royalty to Lumina.

6.
Management Fee. Lumina shall pay a management fee to Eastfield of $10,000 annually, payable on signing of this Letter Agreement and on each anniversary date thereafter for so long as this Letter Agreement is in good standing and until the sixth anniversary date of this Letter Agreement.

7.
Assessment Work. Lumina shall maintain the assessment work filing requirements described in Section 2 of the underlying property acquisition letter agreement between Eastfield and Robert E. Mickle (the “Mickle Letter”), a copy of which is attached as Exhibit “C”.

8.
Mickle Repurchase Clause. In the event Lumina has not extinguished the right of repurchase (“Mickle Right”) contained in the Mickle Letter on or before the eighth anniversary date of this Letter Agreement, Lumina shall in its sole discretion: (i) provide its covenant within 90 days of the eighth anniversary to so extinguish such right; or (ii) grant to Eastfield the right to extinguish the Mickle Right and earn a further interest in the Property based on the following formula:

Total Eastfield Exploration Expenditures
Made After the Eighth Anniversary		Percentage
	X .80 =	Earned

Total Lumina Exploration Expenditures

provided to earn such interest or any part thereof Eastfield must extinguish the Mickle Right.

JOINT VENTURE

9.
Upon satisfaction of the terms of the Option by Lumina, Eastfield and Lumina hereby agree to negotiate diligently and in good faith and proceed in the preparation and execution of a definitive joint venture agreement with respect to 100% of the Property to replace this Letter Agreement (the execution of such definitive joint venture agreement to occur no later than that date which is 90 days after the Effective Date). The joint venture agreement shall, except as otherwise provided in this Letter Agreement, be similar in form and substance to the Rocky Mountain Mineral Law

Foundation, Model Form Exploration, Development and Mining Operations Agreement, Form 5A (the “Model Form Agreement”) modified as necessary to: (i) comply with the laws of Canada; (ii) limit, to the maximum extent possible, any tax exigible in respect of the Joint Venture; (iii) reflect the activities of the Joint Venture; (iv) provide that Lumina shall be the Operator of the Joint Venture for as long as its interest is 50% or more and shall have the right to prepare annual work programs and budgets, which shall be approved by the Joint Venture with the Operator having the casting vote in the event of a tie; (v) allow the non-Operator of the Joint Venture to propose an annual exploration budget in any year that the operator fails to propose a budget which exceeds $300,000; (vi) include a dilution clause that will provide dilution of a non-performing party to a 0.5% Net Smelter Royalty when it s participating interest in the Joint Venture is diluted to 5% or less. The Net Smelter Royalty so specified may be extinguished at any time by payment to the non-performing party of $250,000. The dilution formula will deem an 80/20 Lumina/Eastfield interest in the Joint Venture and initial expenditures of $800,000 for Lumina and $200,000 for Eastfield; (vii) provide that if either party acquires mineral claims or titles within the Area of Influence after the formation of the Joint Venture, that party must offer the other party a thirty day option to acquire an interest in those claims or titles that is proportionate to its participating interest in the Joint Venture at the time by repaying its proportionate share of the acquisition costs and accepting its proportionate share of obligations. If such acquisition is made the claims or titles will become part of the Joint Venture Agreement; and (viii) incorporate the terms and intent set forth in this Letter Agreement.

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.
Capacity. Each of the parties represents, covenants and warrants to the other that it has the capacity to enter into and perform its obligations under this Letter Agreement. The parties make no express or implied representations, covenants or warranties of any type, including any representations, covenants or warranties with respect to title to or rights under the Property, except as specifically set forth herein.

11.	Title. Eastfield represents, covenants and warrants, as of the date hereof, which representations, covenants, and warranties shall be true on the Effective Date:

	(a)	the letter agreement with Robert E. Mickle (“Mickle Letter”) is in good standing and Eastfield is in full compliance with all terms thereof;

	(b)	Mickle is the sole owner of the Property and Eastfield’s option is valid, binding and enforceable;

	(c)	neither it nor, to the best of its knowledge, any of its predecessors in interest or title have done anything whereby the Property may become encumbered; and

(d)
it has no knowledge of anything in relation to the usage or ownership of the Property prior to the date hereof which could in any way give rise to a claim by any other person to any interest whatsoever in the Property, except as described in Exhibit "B" hereto.

12.
Title Subject to this Agreement. Eastfield covenants that it will (i) hold the Mickle Letter and all other rights which it holds in the Property subject to the terms of this Letter Agreement; (ii) complete the terms of the Mickle Letter; and (iii) upon completion of the terms of the Mickle Letter transfer forthwith the Property to Lumina for Lumina to hold subject to the terms of this Letter Agreement.

13.
Breach. Prior to the Effective Date, all costs and losses arising: (i) out of or resulting from breach of the representations and warranties of Eastfield or Lumina herein; or (ii) any other action for which such party may be responsible, shall be charged to Eastfield or Lumina, as the case may be, and each of the parties hereto, to the extent responsible, hereby agrees to use its commercially reasonable efforts to rectify any defects in title to the Property and to otherwise defend title to the Property.

14.
Minerlike Manner. Lumina shall conduct all exploration in a careful and minerlike manner and shall conform in all respects to all applicable laws and regulations of all governmental authorities having jurisdiction over the Property.

15.
No Encumbrances. Prior to the Effective Date neither Eastfield nor Lumina will, by any action or inaction, cause any lien, charge or encumbrance to be placed upon or against the Property, other than liens for taxes and other than encumbrances which prior to determination thereof, are contested in good faith by either Eastfield or Lumina in connection with work performed on the Property.

16.
Indemnity. Lumina shall indemnify and save harmless Eastfield as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission of Lumina respecting the Property. Eastfield shall indemnify and save harmless Lumina as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission of Eastfield respecting the Property.

GENERAL PROVISIONS

17.
Area of Influence. Any mineral claims acquired by either party to this Letter Agreement which fully or partially lie within a one kilometre line drawn parallel to the Property boundaries as they exist at the date of this Letter Agreement shall be added to and thereafter included in the definition of the Property for the purposes of this Letter Agreement.

18.	Operator. Lumina shall be the operator for the preparation and oversight of exploration activities on the Property.

19.	Project Manager. Eastfield shall be project manager to conduct exploration programs on the Property until Lumina has been vested with an 80% interest.

20.	Cumulative Exploration Expenditures. Exploration expenditure requirements herein contained are cumulative with over expenditure in any year credited toward the exploration requirements for the subsequent year or years. Lumina has the right to accelerate the schedule of exploration work expenditures and(or) cash payments outlined herein.

21.
Relationship of the Parties. The rights, duties, and obligations of the parties hereunder shall be several and not joint or collective. Each party shall be responsible only for its share of the costs and expenses as provided herein. It is expressly agreed that it is not the purpose or intent of this Letter Agreement, nor shall the same be construed as creating any mining, commercial or other partnership nor the constitution of a company. Each party shall remain a separate and independent company with its own legal personality. The Joint Venture does not create a new legal personality. This Letter Agreement shall not be construed to provide for any joint marketing of ores, concentrates, or other substances produced from the Property nor to create any fiduciary relationship between the parties.

22.
Recording. As soon as possible after execution hereof or the Effective Date, as the case may be, the parties agree to execute, deliver and record where necessary to comply with all other proper formalities of the Mining Recording in British Columbia, a public deed evidencing the agreements between the parties pursuant to this Letter Agreement.

23.
Confidentiality/Release. All data and information coming into the possession of the parties by virtue of this Letter Agreement shall be deemed confidential and shall be kept strictly confidential by the parties and except as required by law or regulation, no party shall make any public announcement or disclosure related to the Joint Venture, the Property or this Letter Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld

24.
Data. During the term of this Letter Agreement, all data and information obtained by or in the possession of any party with respect to the Property shall be made available to the other parties upon their request.

25.
Dispute Resolution and Governing Law. In the event of a dispute under or related to this Letter Agreement, the parties agree to negotiate diligently and in good faith the satisfactory resolution of such dispute. Failing resolution, the dispute shall be resolved by binding arbitration by a single arbitrator agreed to by the parties in accordance with International Arbitration Rules in British Columbia. If the parties hereto cannot agree upon the selection of an arbitrator within thirty days after arbitration is initiated by the giving of notice demanding for arbitration, the selection of the arbitrator shall be made by the International Arbitration Centre in British Columbia upon application by either party hereto. The decision rendered by the arbitrator may be entered into any court. Fees and expenses of the arbitration and costs and attorneys fees of the prevailing party shall be borne by the party against whom the arbitrated issue is decided. This Letter Agreement and all terms and provisions hereof shall be construed and interpreted in accordance with the laws of British Columbia.

26.	Specific Performance. Each party shall have the remedy of specific performance of the obligations set forth herein.

27.

Notice. Any notices or communications required or permitted hereunder shall be in writing and shall be effective when delivered by hand or facsimile as follows:

Lumina at:

Suite 1550, 625 Howe Street
Vancouver, British Columbia
Canada V6C 2T6

Attention:     President
Telephone:   (604) 687-0407
Facsimile:     (604) 687-7041

Eastfield at:

Suite 110, 325 Howe Street
Vancouver, British Columbia
Canada V6C 1Z7

Attention:     President
Telephone:   (604) 681-7913
Facsimile:      (604) 681-9855

28.	Currency. All references to dollars in this Letter Agreement shall mean lawful currency of Canada.

29.
Force Majeure. If any party is hindered or prevented from performance of the terms or provisions of this Letter Agreement, other than the payment of monies, by reason of any force majeure or act of God beyond the control of the party, whether foreseeable or not, including without limitation law or regulation, inability or delay in obtaining any license, permit, or other authorization that may be required to conduct operations, weather, war, civil insurrection, labour disputes, acts of government, surface owner disputes, injunction prohibiting access to the Property or like causes not subject to the party’s control, whether created by statute or otherwise, the time for the performance thereof of all obligations, except for governmental obligations required to maintain the concession, shall be extended for a period equal to the period of the force majeure, provided such party gives notice of the force majeure and diligently seeks to eliminate the force majeure and resume performance as soon as feasible thereafter.

30.
Inurement. This Letter Agreement shall inure to and be binding on the successors and assigns of the parties and shall run with the Property and be binding on any person or entity holding title to the Property.

31.
Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties with respect to the Property and it supersedes and replaces all prior written or oral understandings between the parties relating to the Property, including all prior negotiations, correspondence letters of intent or agreements.

32.
Further Assurances, Severance and Wholly-Owned Subsidiaries. The parties intend that this Letter Agreement shall be a binding and enforceable agreement, but they further understand that it may be necessary to enter into further agreements to memorialize or otherwise give legal effect to the terms and conditions of this Letter Agreement and agree to promptly execute and deliver such further agreements upon request of any party. If any provision of this Letter Agreement is in violation of any applicable law or regulation, such invalidity shall not effect the remainder of this Letter Agreement and such remaining portions of this Letter Agreement shall be interpreted to give the maximum possible effect to the intention of the parties as permitted by law. To the extent desired by either party hereto, the foregoing obligations may be undertaken by any wholly-owned subsidiary or affiliate provided that the parties hereto shall remain liable, to cause compliance with, or for any breach of the terms hereof.

Please indicate your acknowledgement and acceptance of the terms and conditions of this Letter Agreement by executing both of the enclosed copies in the space provided and returning both copies to the attention of the undersigned at the letterhead address shown above. Upon execution, a fully executed original will be returned to you.

Yours truly,

LUMINA COPPER CORP.

/s/ Robert Pirooz
Vice President

AGREED AND ACCEPTED this 24 day of April, 2003:

EASTFIELD RESOURCES LTD.

/s/ J.W. Morton
Authorized Signatory

Attachments:
Exhibit “A” - Property
Exhibit “B” – Encumbrances
Exhibit “C” – Mickle Agreement

EXHIBIT “A”

PROPERTY

Claim Name	Record No.

OK A	258171
OK B	258172
OK C	258173
OK D	258174
OK E	258175
OK F	258176
OK G	258177

(all claims are located in the Vancouver Mining Division, British Columbia)

EXHIBIT “B”

ENCUMBRANCES

Holder	Nature of Encumbrance
Robert E. Mickle	NSR and Repurchase Right

EXHIBIT “C”

MICKLE AGREEMENT

(Attached)